Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Offering Statement on Form 1-A of our report dated July 22, 2026, relating to the financial statements of Star Gold Corp. as of and for the year ended April 30, 2026. We also consent to the reference to us in the “Experts” section of the Offering Circular.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Spokane, Washington

August 21, 2026